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                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               WPL HOLDINGS, INC.


1.   The name of the Corporation is WPL Holdings, Inc..

2. Article IV of the Corporation's Restated Articles of Incorporation is hereby amended in its entirety to provide as follows:

               The corporation shall have authority to issue two hundred million (200,000,000) shares of common stock, $.01 par value.

3. The foregoing amendment to the Corporation's Restated Articles of Incorporation was submitted to the Corporation's shareholders by the Board of Directors of the Corporation and was adopted by such shareholders on ______ __, 1996, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

          Executed on behalf of the Corporation as of this ____ day of ________, 199_.


                                   --------------------------------------------
                                   Erroll B. Davis, Jr.
                                   President and Chief Executive Officer





___________________
     This instrument was drafted by, and should be returned to, Benjamin F. Garmer, III of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.